Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark Declares Third Quarter Dividend; Raises Payout 14%;

Increases Credit Capacity by $75 Million to Fund Growth Initiatives

ATLANTA – June 2, 2014 – CatchMark Timber Trust, Inc. (NYSE: CTT) today declared a $0.125 per share dividend to stockholders of record on August 29, 2014, payable on September 15, 2014. Previously, Catchmark had declared $0.11 per share dividends payable during the first and second quarters of 2014.

Separately, the company announced the closing of the accordion for its multi-draw term credit facility and revolving credit facility, increasing the maximum availability of the multi-draw term facility by $65 million to a total of $215 million and the revolving credit facility by $10 million to $25 million. The increase in available funds from CoBank, ACB and AgFirst Farm Credit Bank provides ready capital for CatchMark to pursue additional acquisitions of high quality timberlands to support long-term growth in shareholder value and cash available for distribution

Jerry Barag, Catchmark President and Chief Executive Officer, said: “Continuing to grow our dividend through an acquisition strategy remains a key strategic imperative for the company. We continue to build our pipeline of potential acquisitions focused in the U.S. South, where we see the best value opportunities, and the increase in our available credit capacity should facilitate closing on additional transactions expeditiously.”

In four separate transactions year-to-date, CatchMark has acquired 44,500 acres of timberland in Georgia and Texas for $86 million, including last week’s $10 million purchase of 7,044 acres in Clinch County Georgia.

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 320,900 acres* of timberland located in Georgia, Alabama, and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals a unique opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com.

*	As of May 30, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions in Alabama, Georgia, and Texas where our timberlands are located, changes in timber prices and the impact on our revenues, changes in the supply of timberlands available for acquisition that meet our investment criteria, our ability to access external sources of capital and the impact that potential increases in interest rates could have on our business, and industry trends. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Contacts
Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com